6430 Rockledge Drive, Suite 503,

Bethesda, Maryland 20817

Notice of Special Meeting of Stockholders

to be held on November 17, 2008

and Proxy Statement

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Spherix Incorporated (the “Company”) will be held on November 17, 2008, at the Company’s headquarters, 6430 Rockledge Drive, Suite 503, Bethesda, MD 20817, commencing at 9:00 a.m., local time, for purpose of considering and voting upon the following matters:

1.             To approve an amendment to the Company’s Certificate of Incorporation, as amended (the “Amendment”), which will effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio to be designated by the Board of Directors within a range of 1:5 to 1:20 and will reduce the number of authorized shares of common stock at a corresponding ratio (the “Reverse Stock Split”);  and

2.             To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of the Reverse Stock Split.

Pursuant to the By-Laws of the Company, the Board of Directors has fixed the close of business on September 19, 2008, as the Record Date for determination of stockholders entitled to Notice and to vote at the Special Meeting and any adjournments thereof.  Only common stockholders of record on the date so fixed are entitled to vote.

All stockholders are cordially invited to attend the meeting in person or by proxy. Stockholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy and return it promptly in the self-addressed envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS

Katherine M. Brailer, Corporate Secretary

PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.  IF YOU DO ATTEND THE MEETING AND VOTE PERSONALLY, YOUR PROXY WILL AUTOMATICALLY BE REVOKED AT THAT TIME.

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SPHERIX INCORPORATED

6430 ROCKLEDGE DRIVE, SUITE 503

BETHESDA, MARYLAND 20817

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

November 17, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited by and on behalf of the Board of Directors of Spherix Incorporated, a Delaware corporation (the “Company”), for use at a special meeting of Stockholders to be held at the Company’s headquarters, 6430 Rockledge Drive, Suite 503, Bethesda, MD 20817, on November 17, 2008, commencing at 9:00 a.m., local time, or any adjournment thereof.

The record date for determination of the Stockholders entitled to vote at the special meeting is September 19, 2008, at the close of business. Any Stockholder giving a proxy may revoke it at any time before it is exercised (including a revocation at the meeting) by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date.

All shares represented by proxy will be voted at the special meeting in accordance with the choices specified on the proxy, and where no choice is specified, in accordance with the recommendation of the Board of Directors.  Thus, where no choice is specified, the proxies will be voted to approve an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock at a ratio to be determined by the Board of Directors within a range of 1:5 to 1:20 and a reduction in the number of authorized shares of common stock at a corresponding ratio.

Each Stockholder will be entitled to one vote for each share of common stock, $.005 par value per share held by the Stockholder at the close of business on September 19, 2008.  As of September 19, 2008, there were 14,357,162 shares of common stock outstanding.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  Approval of the proposal to amend the Company’s Certificate of Incorporation, as amended, to effect the reverse stock spilt requires the affirmative vote of a majority of the outstanding shares of common stock of the Company.  Approval of the proposal to adjourn the meeting as may be necessary requires the affirmative vote of a majority of the shares present and entitled to vote on that proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposals described in this Proxy Statement.  Abstentions and “broker non-votes” will be included in the determination of whether a quorum is present at the meeting.  A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner in “street name” does not vote on a particular proposal, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.  In tabulating the votes on the reverse stock split, abstentions and “broker non-votes” will be treated as shares that are present but that have not been voted, and, accordingly, will have the same effect as negative votes on the proposal.

If Stockholder approval is received for this proposal, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect whether or not to effect the reverse stock split.  Further, the Board of Directors will also decide the precise ratio for the reverse stock split within the range of 1:5 to 1:20.

Aside from the approval of the reverse stock split, the Board of Directors knows of no other matters to be presented at the meeting.  If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company has also retained The Altman Group to aid in the solicitation at an estimated cost of $7,500 plus out-of-pocket expenses.

It is anticipated that the Directors and Officers will vote their shares of Common Stock in favor of the Reverse Stock Split.

The approximate date on which this Proxy Statement and enclosed form of proxy are to be mailed to Stockholders is September 26, 2008.

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF

INCORPORATION, AS AMENDED, OF SPHERIX INCORPORATED

TO EFFECT A REVERSE STOCK SPLIT

The Company’s Board of Directors has adopted a resolution approving and recommending to the Company’s Stockholders for their approval an amendment to the Company’s Certificate of Incorporation, as amended, accomplishing a reverse stock split of its common stock at a ratio within a range of 1:5 to 1:20 and a reduction in the number of authorized shares of common stock at a corresponding ratio.  If the Company’s Stockholders approve this proposal, the Board of Directors will have the authority to decide, within twelve (12) months from the special meeting, whether to implement the reverse stock split and the precise ratio of the reverse stock split within a range of 1:5 to 1:20.  If the Board of Directors decides to implement the reverse stock split, it will become effective upon the filing of the amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.  If the reverse stock split is implemented, the number of issued and outstanding shares of common stock and the total number of authorized shares of common stock will be reduced in accordance with the ratio designated by the Board of Directors.

Except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that Stockholder held immediately before the reverse stock split.

The form of the Certificate of Amendment to accomplish the reverse stock split is attached to this proxy statement as Appendix A.  The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

Purpose of the Reverse Stock Split

The Board of Directors’ primary objective in proposing the reverse stock split is to raise the per share trading price of the Company’s common stock.  The Board believes that a higher price per share would better enable the Company to maintain the listing of its common stock on NASDAQ.  In addition, the Board believes that the reverse stock split could (i) better facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities and (ii) better enable the Company to raise funds to finance its planned operations.

The Company’s common stock is currently listed on The NASDAQ Global Market.  On July 21, 2008, the Company received notice from the NASDAQ Stock Market stating that for thirty (30) consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ under Marketplace Rule 4450(a)(5).  In accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days from July 21, 2008 to regain compliance.  If at any time before January

20, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days (under certain circumstances, NASDAQ has the discretion to require compliance for a period in excess of ten (10) consecutive business day, but generally such extended period does not exceed twenty (20) consecutive business days), NASDAQ will notify the Company that it has achieved compliance with the minimum bid price rule.  If the Company does not regain compliance with the minimum bid price rule by January 20, 2009, NASDAQ will provide notice to the Company that the common stock will be delisted from NASDAQ.  If the Company receives such a letter, the Company will have an opportunity to appeal the determination to a NASDAQ Listing Qualification Panel.

If a delisting from NASDAQ were to occur, the Common Stock would then trade on the OTC Bulletin Board or in the “pink sheets.”  These alternative markets are generally considered to be less efficient than, and not as broad as, The NASDAQ Global Market or The NASDAQ Capital Market.

The closing sale price of the Company’s Common Stock on September 12, 2008 was $0.74 per share.  The Board has considered the potential harm to the Company of a delisting from NASDAQ and believes that a reverse stock split would help the Company regain compliance with NASDAQ’s minimum bid price listing standard.

However, there can be no assurance that the reverse stock split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all.  The effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances is varied.  Under applicable NASDAQ rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain our listing on NASDAQ, the $1.00 bid price must be maintained for a minimum of ten (10) consecutive business days.  However, under NASDAQ rules, NASDAQ may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten (10) consecutive business days, but generally no more than twenty (20) consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance with the minimum bid price requirement.  Accordingly, we cannot assure you that we will be able to maintain our NASDAQ listing after the reverse stock split is effected or that the market price per share after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.  The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance.  We also cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of our common stock remains in excess of $1.00.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors, thus enhancing its liquidity.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of these policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint.  Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the common stock results in an individual Stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher.  This factor may also limit the willingness of institutions to purchase our stock.  The Board believes that the anticipated higher market price resulting from a reverse stock split would better enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.

Furthermore, the Board believes that the reverse stock split could facilitate any future efforts by the Company to raise capital.  As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), the Company may need to raise additional capital and may elect to do so through the issuance of equity securities.  If we are delisted from NASDAQ, we will be ineligible to use SEC Form S-3 to register additional shares of our common stock either for issuance by the Company or for resale by others.  This will make it more difficult and more expensive for us to register any additional securities which may adversely affect our ability to raise additional funds.

The purpose of seeking Stockholder approval in the range of exchange ratios from 1:5 to 1:20 (rather than a fixed exchange ratio) is to provide the Board of Directors with the flexibility to achieve the desired results of the reverse stock split.  If the Stockholders approve this proposal, the Board would effect a reverse stock split only upon its determination that a reverse stock split would be in the best interests of the Company at that time.  If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range of 1:5 to 1:20.  No further action on the part of Stockholders would be required to either implement or abandon the reverse stock split.  If the Stockholders approve the proposal, and the Board determines to effect the reverse stock split, we would communicate to the public, prior to the effective date, additional details regarding the reverse stock split, including the specific ratio selected by the Board of Directors.  If the Board does not implement the reverse stock split within twelve (12) months from the special meeting, the authority granted in this proposal to implement the reverse stock split will terminate.  The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Determination of Reverse Stock Split Ratio

In determining the range of reverse stock split ratios listed herein, the Board of Directors considered numerous factors, including:

•                  the historical and projected performance of our common stock and volume level before and after the reverse stock split;

•                  prevailing market conditions;

•                  general economic and other related conditions prevailing in our industry and in the marketplace generally;

•                  the projected impact of the reverse stock split ratio on trading liquidity in our common stock and our ability to continue our common stock’s listing on NASDAQ;

•                  our capitalization (including the number of shares of our common stock issued and outstanding);

•                  the prevailing trading price for our common stock and the volume level thereof;  and

•                  potential devaluation of our market capitalization as a result of a reverse stock split.

The Board of Directors will further consider these issues when it determines the precise reverse stock split ratio.

Effects of Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares.  For example, if the reverse stock split is approved by our Stockholders and the Board of Directors elects a 1-for-10 reverse stock split, a Stockholder holding 10,000 shares of our common stock before the reverse stock split would hold 1,000 shares of our common stock immediately after the reverse stock split.  Each Stockholder’s proportionate ownership of our outstanding shares of common stock would remain the same, except that Stockholders who would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments for such fractional share.  All shares of our common stock will remain fully paid and non-assessable.

The primary purpose of the proposed reverse stock split of our common stock is to combine the issued and outstanding shares of our common stock into a smaller number of shares so that the shares of our common stock will trade at a higher price per share than recent trading prices.  Although we expect that the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the SEC.  The history of similar reverse stock splits for companies in like circumstances is varied.  If the reverse stock split is accomplished and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.  If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Nasdaq Global Market under the symbol “SPEX” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Effect on Outstanding Options and Rights Agreement

The reverse stock split, when implemented, will affect the outstanding options to purchase our common stock.  Our equity incentive plan includes provisions for appropriate adjustments to the number of shares of common stock covered by the plan and by stock options and other grants of stock-based awards under the plan, as well as the per share exercise prices.  If our Stockholders approve the reverse stock split, an outstanding stock option to purchase one share of our common stock would thereafter evidence the right to purchase a fraction of a share of our common stock consistent with the reverse stock split ratio designated by the Board of Directors (rounding any fractional shares up to the nearest whole share), and the exercise price per share would be a corresponding multiple of the previous exercise price (rounded down to the nearest cent).  For example, if we effect a 1-for-10 reverse stock split, a pre-split option for 210 shares of common stock with an exercise price of $3.00 per share would be converted post-split into an option to purchase 21 shares of common stock with an exercise price of $30.00 per share.  Further, the number of shares of our common stock reserved for issuance under the plan will be reduced by the same ratio.

In addition the purchase price per share under our Rights Agreement dated February, 2001 shall be adjusted to equal the result obtained by multiplying the purchase price immediately prior to implementing the reverse split (currently $16.00 per share) by the corresponding multiple.

Effect on Authorized and Outstanding Shares and Shares Subject to Options

Currently, we are authorized to issue up to a total of 50,000,000 shares of common stock, of which 14,357,162 shares were outstanding as of September 19, 2008.  Immediately following the effectiveness of the proposed amendment to our Certificate of Incorporation, as amended, the total authorized number of shares of common stock will be reduced consistent with the reverse stock split ratio designated by the Board of Directors.

The following table contains approximate information relating to the common stock under various of the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of our common stock (in thousands):

	Pre-Reverse Split	1-for-5	1-for-10	1-for-20
Authorized	50,000	10,000	5,000	2,500
Outstanding (September 19, 2008)	14,357	2,871	1,436	718
Reserved for future issuance pursuant to outstanding stock options (September 19, 2008)	217	43	22	11

Currently we are authorized to issue up to a total of 2,000,000 shares of preferred stock, none of which are issued and outstanding, but 500,000 of which have been reserved for issuance in connection with our stockholders’ rights agreement.  The proposed amendment to our Certificate of Incorporation, as amended, will not impact the total authorized number of shares of preferred stock.

No Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split.  If, as a result of the reverse stock split, a Stockholder of record would otherwise hold a fractional share, the Stockholder will receive a cash payment equal to the fraction multiplied by the closing sales price of our common stock as reported on the NASDAQ Global Market as of the effective date of the reverse stock split.  No transaction costs will be assessed to Stockholders for the cash payment.  Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares.

After the reverse stock split, then current Stockholders will have no further interest in the Company with respect to fractional shares.  Such Stockholders will only be entitled to receive the cash payment described above.  Such cash payments may reduce the number of post-split Stockholders; however, this is not the purpose of the reverse stock split.

Stockholders should be aware that under the escheat laws of the relevant jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Effect on Par Value

The proposed amendment to our Certificate of Incorporation, as amended, will change the par value of our common stock to $0.01 per share.

Accounting Matters

Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced on the effective date of the reverse stock split.  Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital.  Further, net earnings/loss per share and book value per share will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.

Implementation of Reverse Stock Split;  Certificate of Amendment

If our Stockholders approve the reverse stock split, the Board will be authorized but will not be required to proceed with the reverse stock split.  In determining whether to proceed with the reverse stock split, the Board will consider a number of factors, including market conditions, existing and expected trading prices of the Company’s common stock, the NASDAQ requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued common stock.  If the Board of Directors decides to effect the reverse stock split, it will designate the reverse stock split ratio within the designated range of 1:5 to 1:20.  The Certificate of Amendment attached as Appendix A to this proxy statement will become effective when it is filed with the Secretary of State of the State of Delaware.

Notwithstanding approval of the reverse stock split by the Stockholders, our Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split.  If the Board fails to implement the amendments prior to the one year anniversary of this special meeting, Stockholder approval again would be required prior to implementing any subsequent reverse stock split.

Possible Disadvantages of Reverse Stock Split

Even though the Board of Directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

•      The reduced number of outstanding shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

•      A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have accomplished reverse stock splits.

•      A reverse stock split may leave certain Stockholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of our common stock.  These odd lots may be more difficult to sell than shares of common stock in even multiples of 100.  Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by Stockholders selling odd lots created by the reverse stock split.

•      There can be no assurance that the market price per new share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split.  For example, based on the closing price of our common stock on September 12, 2008 of $0.74 per share, if the Stockholders approve the reverse stock split and the Board of Directors designates a 1-for-10 reverse stock split ratio, there can be no assurance that the post-split market price of our common stock would be $7.40 per share or greater.

•      The total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•      The amendment to our Certificate of Incorporation, as amended, will reduce the number of authorized shares of common stock, and thereby reduce the number of shares we may issue in the future to fund operations.

Although the Company’s Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the trading liquidity of our common stock may not necessarily improve.

Effect on Beneficial Holders of Common Stock

If the reverse stock split is effected, Stockholders holding certificated shares will be required to exchange their stock certificates for new book entry shares (“New Book-Entry Shares”) representing the appropriate number of shares of our common stock resulting from the reverse stock split.  Stockholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent.  Stockholders will not have to pay any transfer fee or other fee in connection with such exchange.  As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each Stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of our common stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for New Book-Entry shares representing the number of shares of our common stock resulting from the reverse stock split.  As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate has been issued New Book-Entry Shares registered in the name of such person.

Until surrender as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective date to represent the number of full shares of our common stock resulting from the reverse stock split.  Until they have surrendered their Old Stock Certificates for exchange, Stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any Stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book-Entry Shares only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Book-Entry Shares are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Upon the reverse stock split, the Company intends to treat shares of common stock held by Stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as Stockholders whose shares of common stock are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the common stock in “street name.”  However, these banks, brokers or other nominees may have different procedures than registered Stockholders for processing the reverse stock split.  If a Stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the Stockholder is encouraged to contact the Stockholder’s bank, broker or other nominee.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

NASDAQ Capital Market

The Company’s common stock is currently listed on the NASDAQ Global Market.  NASDAQ requires that listed issuers continuously comply with certain continued listing standards.  Even if the reverse stock split causes our stock price to exceed the $1.00 minimum price requirement, there is no assurance that we will continually comply with this or any of the other NASDAQ continued listing standards.

One of the requirements for continued listing on the NASDAQ Global Market is maintaining stockholders’ equity of not less than $10 million.  As of June 30, 2008, the Company’s stockholders’ equity was approximately $11.4 million.  Given the Company’s ongoing costs of the Phase 3 clinical trials, it is expected that at some point the Company’s stockholders’ equity will decrease below $10 million, perhaps as early as the end of the third quarter of 2008.  Such action will likely result in another NASDAQ delisting action, independent of the current minimum stock price delisting action.

If this occurs, the Company expects to apply to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market.  The stockholders’ equity continued listing requirement for the NASDAQ Capital Market is $2.5 million.  It is expected that the Company will attempt to transfer its listing to the NASDAQ Capital Market by the spring of 2009.  The NASDAQ Capital Market has the same $1 minimum bid price requirement as the NASDAQ Global Market so that the reverse stock split described herein is equally applicable whether our common stock is listed on the NASDAQ Global Market or the NASDAQ Capital Market.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only.  The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder, and the discussion below may not address all the tax consequences for a particular Stockholder.  For example, foreign, state and local tax consequences are not discussed below.  Accordingly, notwithstanding anything to the contrary, each Stockholder should consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of a fractional share).  The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock, reduced by the amount of adjusted basis allocated to the fractional share for which cash is received.  The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the Stockholder’s respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock.  A Stockholder who receives cash in lieu of a fractional share generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the adjusted basis in the shares of old common stock allocated to the fractional share.  If the shares of old common stock allocated to the fractional share were held as a capital asset, the gain or loss generally will be taxed as capital gain or loss.  Such capital gain or loss will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

No Dissenters’ Rights

The holders of shares of common stock will have no dissenters’ rights of appraisal under Delaware law, our Certificate of Incorporation, as amended, or our Bylaws with respect to the Certificate of Amendment effectuating a reverse stock split.

Approval Required

The affirmative vote of a majority of the shares of common stock of the Company outstanding on the record date is required to approve an amendment to the Company’s Certificate of Incorporation, as amended, to accomplish a reverse stock split of the Company’s common stock.  Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.

The Board of Directors recommends that the Stockholders vote for Proposal One.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY,
TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES
IN FAVOR OF PROPOSAL NO. 1

At the special meeting and any adjournment or postponement thereof, the Stockholders may be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the reverse stock split.

Approval Required

The adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the reverse stock split, requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the special meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership		Percent Of Class
Common	Gilbert V. Levin	2,419,307	(1)(2)	16.8%
Common	Douglas T. Brown	39,652	(2)	*
Common	A. Paul Cox, Jr.	30,652	(2)	*
Common	Robert J. Vander Zanden	30,652	(2)	*
Common	Robert A. Lodder, Jr.	27,852	(2)	*
Common	Claire L. Kruger	20,000	(2)	*
Common	Aris Melissaratos	9,615	(2)	*
Common	Robert L. Clayton	1,500	(2)	*
Common	All Executive Officers and Directors as a Group	2,579,230	(2)	17.9%

*      Less than 1% of the outstanding shares of Common Stock of the Company.

(1)   Includes shares owned by M. Karen Levin.

(2)   Included in the number of shares beneficially owned by G.V. Levin, D.T. Brown, A.P. Cox, R.J. Vander Zanden, R.A. Lodder, C.L. Kruger, A. Melissaratos, R.L. Clayton, and All Executive Officers and Directors as a Group are 0, 7,500, 7,500, 7,500, 5,000, 0, 0, 1,500, and 29,000 shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC.  Should a stockholder intend to present a proposal at the 2009 annual meeting, it must be in writing and must be received by the Secretary of the

Company at 6430 Rockledge Drive, Suite 503, Bethesda, Maryland 20817, no later than December 31, 2008.  The Company’s by-laws provide that any stockholder wishing to nominate a director at the annual meeting must do so in writing delivered to the Company at least fourteen (14) days and not more than thirty (30) days prior to the annual meeting.

By Order of the Board of Directors,

Claire L. Kruger,
Chief Executive Officer

Dated:  September 23, 2008

YOUR VOTE IS IMPORTANT.  PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE.

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APPENDIX A

CERTIFICATE OF AMENDMENT

SPHERIX INCORPORATED

Spherix Incorporated, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), by virtue of a Certificate of Incorporation filed with the Secretary of State of Delaware on May 1, 1992, as amended by a Certificate of Amendment filed with the Secretary of State of Delaware on May 21, 1996, a Certificate of Amendment filed with the Secretary of State of Delaware on May 30, 2000, and a Certificate of Amendment filed with the Secretary of State of Delaware on May 25, 2001, does hereby certify that:

FIRST:    The name of the corporation is Spherix Incorporated.

SECOND:    This Certificate of Amendment was duly adopted in accordance with the Secretary of State of the State of Delaware by the Board of Directors and Stockholders of the Corporation.  Following action by the Board of Directors, a special meeting of the stockholders of said corporation was duly called Common Stock, par value $0.01 per share;  and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.  This Certificate of Amendment was duly adopted at said meeting of the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article FOURTH of the Certificate of Incorporation, as amended, is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“The total number of shares of stock of all classes which the Corporation shall have authority to issue is        Million (                  ) shares, consisting of              Million (                  ) shares of common stock, $0.01 per share par value, and Two Million (2,000,000) shares of preferred stock, $0.01 per share par value.

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of common stock, par value $0.005 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one-         (1/      ) of a share of common stock, par value $0.01 per share (the “New Common Stock”).  Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-             (1/      ), and shares of Old Common Stock held in uncertificated from shall be treated in the same manner.  Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead receive a cash payment equal to the fraction multiplied by the closing sales price of our Common Stock on the effective date.”

IN WITNESS WHEREOF, Spherix Incorporated has caused this certificate to be signed by its Chief Executive Officer as of the                  day of                               , 2008.

By:
Claire L. Kruger, CEO